
                                                                                                          Exhibit 99.2

                                                       $100,000,000

                                          PEGASUS SATELLITE COMMUNICATIONS, INC.

                               Offer to Purchase for Cash Its Outstanding Notes Listed Below



                                                    Principal      Acceptance      Tender           Early
  CUSIP                                               Amount        Priority       Offer        Participation         Total
  Number               Title of Security          Outstanding        Level    Consideration(1)   Payment(1)     Consideration(1)
  ------               -----------------          -----------        -----    ----------------   ----------     ----------------

Maximum Tender Amount: $100,000,000
705904AD2       9 5/8% Senior  Notes due 2005      $  80,591,000         1      $   960.00          $ 30.00         $   990.00

70558AAA4       12 3/8% Senior Notes due 2006      $ 158,205,000         2      $ 1,000.00          $ 30.00         $ 1,030.00

705904AJ9       12 1/2% Senior Notes due 2007      $ 118,521,000         3      $ 1,000.00          $ 30.00         $ 1,030.00

705904AF7        9 3/4% Senior Notes due 2006      $  71,055,000         4      $   960.00          $ 30.00         $   990.00

----------------------------------------------------------------------------------------------------------------------


(1) Per $1,000 principal amount of Notes that are accepted for purchase.

        Pegasus Satellite Communications, Inc. ("PSC," "we," or "us") offers to purchase for cash, on the terms and conditions set forth in this Offer to Purchase (as may be amended or supplemented from time to time, the "Offer to Purchase") and in the Letter of Transmittal (the "Letter of Transmittal," and together with the Offer to Purchase, the "Offer Documents"), the debt securities listed above (collectively, the "Notes," and each a "series" of Notes). The offer (the "Offer") is not conditioned on any minimum amount of Notes being tendered. However, the Offer is subject to a Maximum Tender Amount, the Financing Condition and the General Conditions. See "Conditions to the Offer." If the principal amount of Notes tendered exceeds the Maximum Tender Amount, the amounts of each series that are purchased in the Offer may be prorated as set forth herein. See the section entitled "Proration" in this Offer to Purchase for more information on the possible proration of the Offer as it relates to a particular series of Notes.

--------------------------------------------------------------------------------
        The Offer will expire at midnight, Eastern Standard Time, on Monday, February 23, 2004, unless extended (the "Expiration Time"). Registered holders ("Holders") of Notes must tender and not withdraw their Notes on or before the Expiration Time to be eligible to receive the Tender Offer Consideration (as defined below) set forth in the table above. In addition, Holders must tender and not withdraw their Notes on or before 5:00 p.m., Eastern Standard Time, on Friday, February 6, 2004, unless extended or unless the Offer is earlier terminated (the "Early Participation Payment Deadline") to be eligible to receive an additional payment of $30.00 per $1,000 principal amount of Notes accepted for payment in the Offer (the "Early Participation Payment"). Tenders of Notes may not be withdrawn after 5:00 p.m., Eastern Standard Time, on Friday, February 6, 2004 (the "Withdrawal Deadline"). Holders of Notes who validly tender their Notes after the Early Participation Payment Deadline will not be eligible to receive the Early Participation Payment. Neither the Tender Offer Consideration nor the Early Participation Payment will be paid unless the Offer is consummated.
--------------------------------------------------------------------------------

SEE "RISK FACTORS" FOR A DISCUSSION OF SOME FACTORS HOLDERS SHOULD CONSIDER IN DECIDING WHETHER OR NOT TO PARTICIPATE IN THE OFFER. THE OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION YOU SHOULD READ BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.


                 The Exclusive Dealer Manager for the Offer is:

                         Banc of America Securities LLC

                                January 26, 2004

     The total consideration offered to each Holder for each $1,000 principal amount of each series of Notes listed above (the "Total Consideration") shall be the price set forth next to the corresponding series of Notes under the heading "Tender Offer Consideration" (the "Tender Offer Consideration") in the table above, plus an Early Participation Payment of $30.00 per $1,000 principal amount of Notes for those Holders who validly tender and do not withdraw their Notes before the Early Participation Payment Deadline. Holders whose Notes are purchased in the Offer will also receive on the Settlement Date (as defined below) an amount equal to the accrued and unpaid interest from the last interest payment date with respect to such series to, but not including, the Settlement Date.

     The date on which Holders who validly tender and do not validly withdraw their Notes will receive their Tender Offer Consideration or Total Consideration, as applicable (the "Settlement Date"), is expected to occur promptly after the Expiration Time. Notes purchased pursuant to the Offer will be paid for in same-day funds on the Settlement Date.

     Notwithstanding any other provision of the Offer, our obligation to accept Notes for purchase, and to pay the Total Consideration, up to the Maximum Tender Amount, or the Tender Offer Consideration for the Offer is in each case subject to and conditioned upon, unless waived, the satisfaction of, or our waiver of, the Financing Condition and the General Conditions, as defined under "Conditions to the Offer."

     Notes that are validly tendered and not withdrawn on or before the Expiration Time may be subject to proration and will be purchased by us or our designated agent in accordance with the priority of series within the Offer as set forth in the table above under "Acceptance Priority Level." FOR MORE INFORMATION REGARDING POSSIBLE PRORATION OF THE OFFER AS IT RELATES TO A PARTICULAR SERIES OF NOTES, PLEASE REFER TO THE SECTION ENTITLED "PRORATION" IN THIS OFFER TO PURCHASE.

     The Offer is not being made to (nor will tenders of Notes for purchase be accepted from or on behalf of) Holders in any jurisdiction in which the mailing or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

     This Offer to Purchase has not been filed with or reviewed by any federal or state securities commission or regulatory authority of any country, nor has any such commission or authority passed on the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offense.

     Neither the delivery of this Offer to Purchase nor any acceptance for payment of Notes shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in our affairs, or in the affairs of our parent, or any of our subsidiaries or affiliates since the date hereof.

     This Offer to Purchase does not constitute an offer to buy the Notes in any circumstances in which such offer is unlawful. No person has been authorized to make any recommendation on our behalf as to whether Holders should tender Notes pursuant to the Offer. No person has been authorized to give any information with respect to the Offer, or to make any representation in connection therewith, other than those contained herein or in the accompanying Letter of Transmittal. If made or given, such recommendation or any such information or representation must not be relied on as having been authorized by us.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Offer to Purchase contains or incorporates by reference "forward-looking statements," as that term is used in federal securities laws, about the financial condition, results of operations and businesses of our company and our subsidiaries. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: catastrophic events, including acts of terrorism; relationships with and events affecting third parties like DIRECTV, Inc. and the National Rural Telecommunications Cooperative (the "NRTC"); litigation with DIRECTV, Inc.; the recent change of control of DIRECTV, Inc.; demographic changes; existing government regulations, and changes in, or the failure to comply with, government regulations; competition, including our ability to offer local programming in our direct broadcast satellite markets; the loss of any significant numbers of subscribers or viewers; changes in business strategy or development plans; the cost of pursuing new business initiatives; an expansion of land based communications systems; technological developments and difficulties; an inability to obtain intellectual property licenses and to avoid committing intellectual property infringement; the ability to attract and retain qualified personnel; our significant indebtedness; the availability and terms of capital to fund the expansion of our businesses; and other factors referenced in this Offer to Purchase.

     The information contained or incorporated by reference in this Offer to Purchase reflects our present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and our assumptions. We may change our intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise. The cautionary statements contained or referred to in this Offer to Purchase should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

     By including any information in this Offer to Purchase, we do not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

                                TABLE OF CONTENTS

Pegasus Satellite Communications, inc.........................................1
SUMMARY  2
RISK FACTORS..................................................................5
PURPOSE OF THE OFFER..........................................................9
SOURCEs AND AMOUNT OF FUNDS...................................................9
TERMS OF THE OFFER............................................................9
PRORATION....................................................................10
ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES.................................11
PROCEDURES FOR TENDERING NOTES...............................................12
WITHDRAWAL OF TENDERS........................................................14
CONDITIONS TO the OFFER......................................................15
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES ................................17
WHERE YOU CAN FIND MORE INFORMATION..........................................19
THE DEALER MANAGER, THE INFORMATION AGENT, AND THE DEPOSITARY................20
FEES AND EXPENSES............................................................21
MISCELLANEOUS................................................................21



                                    IMPORTANT

     A beneficial owner who has Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact, and issue appropriate instructions to, such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender those Notes. To be valid, tenders must be received by the Depositary at or before the Expiration Time. However, to be eligible to receive the Early Participation Payment, valid tenders must be received by the Early Participation Payment Deadline. See "Procedures for Tendering Notes."

     The Depository Trust Company ("DTC") has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To effect a tender, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal, transmit their acceptance to DTC through DTC's Automated Tender Offer Program ("ATOP"), for which this transaction will be eligible, and follow the procedure for book-entry transfer set forth in "Procedures for Tendering Notes."

     There will be no procedures for guaranteed delivery of Notes in the Offer, and all Holders are advised to check with their broker, dealer, commercial bank, trust company or other nominee to provide sufficient time to ensure timely delivery of their Notes.

     The Offer Documents contain important information that you should read before you make any decision with respect to the Offer.

                     PEGASUS SATELLITE COMMUNICATIONS, INC.

       PSC is a holding company and conducts substantially all of its operations through its subsidiaries. Pegasus Media & Communications, Inc., a wholly-owned subsidiary, has separate subsidiaries that conduct our direct broadcast satellite ("DBS") business and substantially all of our broadcast television business.
         We are:

o a satellite TV company primarily focused on providing services to rural and underserved areas of the United States;

o the eleventh largest multichannel video provider in the United States and the third largest DBS provider;

o the largest independent distributor of DIRECTV(R) programming with 1.2 million subscribers at September 30, 2003 and the exclusive right to distribute DIRECTV services exclusively to approximately 8.2 million rural households in 41 states at September 30, 2003, representing a market penetration of 15% of the rural households in those 41 states at September 30, 2003; and

o the owner or programmer of nine TV stations affiliated with either CBS Television, Fox Broadcasting Company, United Paramount Network, or The WB Television Network.

         We have a history of losses, and at September 30, 2003, we had a retained deficit in excess of $929.8 million, approximately $1.6 billion of long-term debt and mandatorily redeemable preferred stock, and are involved in significant litigation. See "Risk Factors."

                                     SUMMARY

     The following summary is provided solely for your convenience. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase. We urge you to read this Offer to Purchase in its entirety. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company:                      The Offer is being made by PSC.

The Notes:                        The Notes subject to the Offer are the series
                                  listed in the table below.

Purpose of the Offer:             The purpose of the Offer is to acquire
                                  outstanding Notes up to the Maximum Tender
                                  Amount.

The Offer:                        The Offer is to purchase for cash outstanding
                                  principal amount of Notes, up to the Maximum
                                  Tender Amount, at the price per Note set forth in the table below, upon the terms and conditions set forth herein and in the Letter of Transmittal.

-------------------------------------------------------------------------------------------------------------------------------
                                                    Principal      Acceptance      Tender           Early
  CUSIP                                               Amount        Priority       Offer        Participation         Total
  Number               Title of Security          Outstanding        Level    Consideration(1)   Payment(1)     Consideration(1)
  ------               -----------------          -----------        -----    ----------------   ----------     ----------------

Maximum Tender Amount: $100,000,000
705904AD2       9 5/8% Senior  Notes due 2005      $  80,591,000         1      $   960.00          $ 30.00         $   990.00

70558AAA4       12 3/8% Senior Notes due 2006      $ 158,205,000         2      $ 1,000.00          $ 30.00         $ 1,030.00

705904AJ9       12 1/2% Senior Notes due 2007      $ 118,521,000         3      $ 1,000.00          $ 30.00         $ 1,030.00

705904AF7        9 3/4% Senior Notes due 2006      $  71,055,000         4      $   960.00          $ 30.00         $   990.00


(1) Per $1,000 principal amount of Notes that are accepted for purchase.

Total Consideration:              For each series of Notes, the Total
                                  Consideration is the sum of the Tender
                                  Offer Consideration for such series plus the Early Participation Payment.

Tender Offer Consideration:       Holders who validly tender Notes before the
                                  Expiration Time will receive the Tender Offer
                                  Consideration for Notes accepted for payment.
                                  Holders will not receive the Tender Offer
                                  Consideration unless the Offer is consummated.

Early Participation Payment:      The Early Participation Payment will be $30.00
                                  in cash per $1,000 principal amount of Notes tendered. An Early Participation Payment will be paid only as part of the Total
                                  Consideration for Notes validly tendered, not validly withdrawn before the Early
                                  Participation Payment Deadline, and purchased pursuant to the Offer. Holders who tender
                                  Notes after the Early Participation Payment
                                  Deadline and before the Expiration Time will be eligible to receive only the Tender Offer
                                  Consideration and will not be eligible to receive the Early Participation Payment.
                                  Holders will not receive the Tender Offer
                                  Consideration or the Early Participation
                                  Payment unless the Offer is consummated.

Early Participation Payment
Deadline:                         The Early Participation Payment Deadline
                                  (the time by which Holders must tender Notes to be eligible to receive the Total
                                  Consideration) will be 5:00 p.m., Eastern
                                  Standard Time, on Friday, February 6, 2004, unless extended or unless the Offer is earlier terminated.

Expiration Time:                  The Offer will expire at midnight, Eastern
                                  Standard Time, on Monday, February 23, 2004, unless extended or earlier terminated.

Proration:                        The Offer is subject to the Maximum Tender
                                  Amount. If Notes are validly tendered and not withdrawn such that the principal amount of the Notes tendered in the Offer exceeds the Maximum Tender Amount, we will accept for payment only the principal amount of Notes equal to the Maximum Tender Amount. In that event, we will purchase Notes in accordance with the Acceptance Priority Level for the Offer (in numerical priority order as specified in the table above, with Acceptance
                                  Priority Level 1 being the highest priority).
                                  All Notes tendered in the Offer having a higher Acceptance Priority Level will be accepted before any tendered Notes having a lower Acceptance Priority Level are accepted.
                                  After we have accepted all Notes tendered in the Offer having a higher Acceptance Priority
                                  Level than a particular series, if the
                                  remaining portion of the Maximum Tender Amount is adequate to purchase some but not all of that particular series, we will prorate the amount of Notes that we will purchase of that series, based on the aggregate principal amount tendered in the Offer with respect to that series. In that event, no Notes of any other series subject to the Offer with a lower
                                  Acceptance Priority Level than the prorated series will be accepted for payment.

How to Tender Notes:              We recommend that Holders send instructions
                                  via DTC's ATOP system. Consult your broker, dealer, commercial bank, trust company or other nominee for assistance. See "Procedures for Tendering Notes" for other possible methods of effecting tenders.

Withdrawal Rights:                Tenders of Notes may be validly withdrawn at
                                  any time before the Withdrawal Deadline by following the procedures described herein, but not thereafter. The Offer is not conditioned upon any minimum level of participation. We will not be able to definitively determine what effect the proration may have with respect to any particular series until after the Expiration Time has passed. Therefore, Holders will not be able to withdraw their Notes at the time we establish the amount of Notes of any particular series to be purchased.

Conditions to the Offer:          The Offer is subject to the Financing
                                  Condition and the General Conditions.  See
                                  "Conditions to the Offer." The Offer is not conditioned on any minimum amount of Notes being tendered.

Accrued Interest:                 Holders whose Notes are purchased in the
                                  Offer will also receive on the Settlement Date an amount equal to the accrued and unpaid interest from the last interest payment date with respect to such series to, but not including, the Settlement Date.

Brokerage Commissions:            No brokerage commissions are payable by
                                  Holders of the Notes to the Dealer Manager, the Information Agent, the Depositary, or us.

Dealer Manager:                   Banc of America Securities LLC

Information Agent and Depositary: Global Bondholder Services Corporation

Further Information:               Additional copies of this Offer to Purchase
                                   may be obtained by contacting the Information
                                   Agent or the Dealer Manager at their
                                   respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Questions about the Offer should be directed to the Dealer Manager. Copies of the documents incorporated by reference herein may be obtained as described below under "Where You Can Find More Information."

                                  RISK FACTORS
     You should carefully consider the risks and uncertainties described below as well as the other information appearing elsewhere in this Offer to Purchase before making a decision whether to participate in the Offer. In addition, you should consider the information contained in our 2002 Form 10-K and our 2003 and later Form 10-Qs, and 8-Ks (including those of our parent company), including specifically the information contained in our 2002 Form 10-K under the heading "Risk Factors." See "Where You Can Find More Information."

                     Risks to Non-Tendering Holders of Notes
           and Holders of Notes Tendered but not Accepted for Payment
Our ability to provide DIRECTV services may be limited by adverse rulings in litigation or by the settlement between DIRECTV and NRTC.

         The initial term of our agreements with NRTC is not stated according to a period of years, but is based on the lives of a satellite or satellites. DIRECTV has asserted, in litigation and elsewhere, that the initial term of NRTC's agreements with our subsidiaries, Pegasus Satellite Television, Inc. and Golden Sky Systems, Inc. (collectively, "PST") is measured only by the life of DBS-1, the first DIRECTV satellite launched, and not as we believe by the orbital lives of any other DIRECTV satellite at the 101 degree west orbital location providing us programming services. DBS-1 suffered a failure of one of its two satellite control processors in 1998. Moreover, DBS-1 has an estimated fuel life through 2009 according to public documents filed by DIRECTV, Inc. with the Securities Exchange Commission, although DIRECTV has indicated its belief that the fuel life of DBS-1 for purposes of our DBS rights may be shorter. If DIRECTV were to prevail in its position on term, the initial term of our DIRECTV rights would likely be shorter than a term based on other satellite(s) at the 101 degree west longitude orbital location providing us programming services, which could have a material adverse impact on our DBS rights. Moreover, in the event DIRECTV prevails on term, any premature failure of DBS-1 could have a material adverse impact on our DIRECTV rights.

         While the NRTC obtained a right of first refusal to receive certain services after the expiration of the initial term of the NRTC's agreement with DIRECTV, DIRECTV has disputed the scope and terms of that right of first refusal, asserting among other things that the right of first refusal does not include programming services. Moreover, PST's agreements with NRTC do not explicitly provide for the right of first refusal, although we believe we have the right to participate in the distribution of services pursuant to the right of first refusal. If DIRECTV were to prevail in its position on the right of first refusal and/or we are not able to participate in the right of first refusal, we may not have the opportunity to provide DIRECTV services after the initial term of our agreements with NRTC.

         DIRECTV, NRTC and a class of NRTC participants other than PST have entered into a settlement of outstanding litigation in federal court. For a fuller description of the litigation, see our SEC filings and those of our parent company, Pegasus Communications Corporation, referred to in the section of this Offer to Purchase captioned "Where You Can Find More Information." The settlement amends the agreement between DIRECTV and the NRTC to, among other things (i) change the expiration date of the initial term of that agreement to the later of the date that DBS-1 is removed from its assigned orbital location under certain specified conditions or June 30, 2008 and (ii) eliminate the contractually provided right of first refusal after the initial term but provide an extension of the term extension through either December 31, 2009 or June 30, 2011 at the election of the participating member or affiliate and subject to acceptance of certain conditions. While the court has ruled that the settlement does not affect PST's rights under its agreements with the NRTC, DIRECTV and NRTC have asserted that our rights are limited by the terms of the settlement and the amended agreement between DIRECTV and NRTC. If DIRECTV and NRTC prevail in this position, we may not be able to provide DIRECTV services after the term specified in the settlement, which would have a material adverse impact on our DIRECTV rights.

         An unfavorable ruling that the initial term of our agreements with the NRTC is determined by DBS-1 would lead to a reassessment of the carrying amount of our DBS rights, as the underlying assumptions regarding estimated future cash flows associated with those rights could change (ignoring any renewal rights or alternatives to generate cash flows from our subscriber base). Likewise, if we elect to participate in the settlement reached among DIRECTV, Inc., the NRTC, and the class and use estimates of future cash flows through June 30, 2011 instead of 2016, we could reassess the carrying amounts of our DBS rights. In the case of an unfavorable litigation result relating to the term of our agreements or participation in the settlement, we currently estimate that we could record an impairment loss with respect to our DBS rights of approximately $425 million to $600 million, and that annual amortization expense for DBS rights could increase by $12 million to $35 million.

We may be exposed to significant damages in the Seamless Marketing litigation trial scheduled for March 23, 2004.

         In 2001, DIRECTV, Inc. brought suit against PST for breach of contract and common counts, relating to the Seamless Marketing Agreement dated August 9, 2000, as amended, between DIRECTV, Inc. and PST. The Seamless Marketing Agreement provided for seamless marketing and sales for DIRECTV retailers and distributors, and related compensation. DIRECTV, Inc. has asserted that it is entitled to an award of damages in an amount exceeding $50 million, plus interest. PST has asserted that it has defenses to DIRECTV's claim and an affirmative claim for recovery that would include the approximately $29 million it paid under the agreement (subject to any potential offsets that may be found) plus additional amounts to compensate it for damages proximately caused by DIRECTV's fraudulent inducement of the Seamless Marketing Agreement. The factual and legal bases of the parties claims are sharply disputed, but if PST is unsuccessful in its claims and defenses in the matter and is held to be liable to DIRECTV for breaching the contract or on the common counts asserted in the complaint in the full amount sought by DIRECTV, then an adverse judgment could be entered against it in an amount that exceeds $50 million plus prejudgment interest. For a more complete description of the litigation, see our SEC filings and those of our parent company, Pegasus Communications Corporation, referred to in the section of this Offer to Purchase captioned "Where You Can Find More Information."

We are highly leveraged and may not be able to generate enough cash to service our debt, repay all of our existing indebtedness and maintain our operations.

     We are, and following the Offer, we will remain, highly leveraged. Our ability to make payments on and/or to refinance our indebtedness and to fund planned capital expenditures and other activities will depend on our ability to generate sufficient cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors, including the other risks described below, which are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow to service our debt. Net cash provided by operating activities for the nine months ended September 30, 2003 was $10.1 million. Net cash provided by operating activities in 2002 was $45.5 million, and net cash was used for operating activities in 2001 and 2000 of $141.9 million and $63.1 million, respectively.

     At September 30, 2003, our long-term debt was $1.5 billion, of which $96.3 million was due within 24 months. As of September, 2003, we believed that our capital resources and liquidity were sufficient to meet our contractual obligations for at least the next 24 months.

     We cannot assure you that:

      o     our business will generate sufficient cash flow from operations; or

      o future borrowings will be available to us in amounts sufficient to pay our indebtedness, or to fund other liquidity needs.

     We may need to refinance all or a portion of our indebtedness. Our ability to access the debt and equity markets may be limited by adverse market conditions and our results. We cannot assure you that we will be able to refinance any of our indebtedness, including any untendered Notes that remain outstanding following the Offer on commercially reasonable terms.

     In addition, our ability and that of our subsidiaries to incur indebtedness is limited by covenants in our August 2003 term loan agreement and the credit agreement of our subsidiary, Pegasus Media & Communications, Inc. These covenants include restrictions on the amount we can borrow based on formulas and the average cash interest rate on certain PSC indebtedness, as well as limits on letters of credit that can be issued on our behalf. We currently have provided cash collateral of approximately $59.0 million to support letters of credit in favor of the NRTC. If the amount of the NRTC letter of credit requirement increases under the terms of our agreements with the NRTC (as it has in the past), we would need to post cash or other collateral and possibly adjust our borrowing arrangements to accommodate additional letters of credit.

We and our subsidiaries may still be able to incur substantially more debt which could exacerbate the other risks described herein.

     We and our subsidiaries may be able to incur substantial additional indebtedness. If new debt is added to our current debt levels, the risks described above that we now face could intensify. At December 31, 2003, the amended and restated Pegasus Media & Communications, Inc. credit agreement would permit additional borrowings of up to $17 million.

     Additional borrowings could impose additional financial risks to our various efforts to improve our financial condition and results of operations or could exacerbate the other risk factors described or incorporated by reference herein.

PSC is a holding company and may have difficulty obtaining cash from its subsidiaries to repay its debt.

     PSC conducts all of its material operations through its subsidiaries. PSC's only source for cash to pay interest on its debt, including any untendered notes that remain outstanding following the Offer, is the cash its subsidiaries generate from their operations and borrowings. The credit facility of one of its principal subsidiaries permits that subsidiary to distribute cash to PSC to pay interest on the Notes, but not during any period when the subsidiary is in default under the credit facility. If we default under that credit facility, we may not have sufficient cash to pay interest on the untendered notes.

Our capital structure following completion of the Offer is uncertain.

     We cannot predict the amount of Notes of each series that will be tendered and accepted in the Offer or the amount and terms of the debt financing that we will use to purchase tendered notes. It is also possible that we will engage in concurrent financings for purposes other than the Offer. Accordingly, we do not know with any precision the rates, maturities and other terms of our indebtedness that will remain outstanding following completion of the Offer. For example, depending on the amount of the 9 5/8% Senior Notes due 2005 tendered and accepted, we may still have a substantial amount of remaining debt that matures in 2005.

Liquidity of the market for unpurchased Notes will likely be lessened, and the market prices for those Notes may be reduced.

     The Notes are not listed on any national or regional securities exchange. To the extent that Notes of any series are tendered and accepted in the Offer, any existing trading market for the remaining Notes of that series will become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a larger float. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected. Holders of unpurchased Notes may attempt to obtain quotations for such Notes from their brokers; however, there can be no assurance that any trading market will exist for such Notes following consummation of the Offer. The extent of the public market for such Notes following consummation of the Offer would depend upon the number of Holders remaining at such time, the principal amount of Notes outstanding, and the interest in maintaining a market in such Notes on the part of securities firms and other factors.

     Although we believe that the Notes trade on a negotiated basis between certain market makers and holders of the Notes, no generally reliable public pricing information for the Notes is available. Holders of Notes are urged to contact their brokers to obtain the best available information as to current market prices.

                 Risks to Holders of Notes Tendered in the Offer

We may close the Offer regardless of the level of participation, and Holders of the Notes may be unaware at that time of the results of the Offer and the degree of proration to which they may be subject.

     The Offer is not conditioned upon any minimum level of participation. We will not be able to definitively determine what the effects of proration may be with respect to any particular series until after the Expiration Time has passed. Therefore, you will not be able to withdraw tenders of your Notes at the time we establish the amount of Notes of any particular series to be purchased.

The Offer is subject to certain conditions.

     The consummation of the Offer is subject to the satisfaction of several conditions, including obtaining satisfactory financing. See "Conditions to the Offer." There can be no assurance that such conditions will be met or that, in the event the Offer is not consummated, the market value and liquidity of the applicable Notes will not be materially adversely affected.

The consideration offered to purchase the Notes does not reflect any independent valuation of the Notes and does not take into account events or changes in financial markets (including interest rates) after the commencement of the Offer.

     We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the consideration offered for the Notes. If you tender your Notes, you may or may not receive more or as much value than if you choose to keep them.

There may be a potential for the transactions to be characterized as a preference.

     Any payments made to Holders of Notes in consideration for their Notes may be subject to challenge as a preference if such payments: (a) are made within 90 days prior to a bankruptcy filing by PSC; (b) are made when PSC is insolvent; and (c) permit the Holders of Notes to receive more than they otherwise might receive in liquidation under applicable bankruptcy laws. If such payments were deemed to be a preference, the full amount of such payments could be recovered by PSC as debtor in possession or the trustee in bankruptcy, and the Holders would be restored to their previous positions as Holders of Notes.

                              PURPOSE OF THE OFFER

     The purpose of the Offer is to acquire outstanding Notes up to the Maximum Tender Amount.

                           SOURCES AND AMOUNT OF FUNDS

     The total amount of funds required to pay the Total Consideration is expected to be obtained from one or more debt financing transactions in such amounts and on such terms and conditions as may be satisfactory to us in our sole discretion. We expect that such financing transactions will be for an amount that will result in net proceeds to us at least equal to the Maximum Tender Amount. Such financing may include debt issued or guaranteed by us or one or more of our subsidiaries on a secured or unsecured basis. There can be no assurance, however, that any such financing transaction will be available or received by us on satisfactory terms. Consummation of the Offer is contingent upon, among other things, the Financing Condition described in "Conditions to the Offer." We may also engage in concurrent financings for purposes other than the Offer.

                               TERMS OF THE OFFER

     We hereby offer to purchase for cash, on the terms and conditions set forth in the Offer Documents, outstanding Notes in aggregate principal amount, up to the Maximum Tender Amount.

     The consideration offered for Notes validly tendered and not validly withdrawn before the Early Participation Payment Deadline will be the Total Consideration, which consists of the Tender Offer Consideration and the Early Participation Payment. Holders of Notes who validly tender their Notes after the Early Participation Payment Deadline and before the Expiration Time will be eligible to receive only the Tender Offer Consideration and will not be eligible to receive the Early Participation Payment.

     Holders whose Notes are purchased in the Offer will also receive on the Settlement Date an amount equal to the accrued and unpaid interest from the last interest payment date with respect to the applicable series up to, but not including, the Settlement Date.

     Notes that are validly tendered and not withdrawn on or before the Expiration Time may be subject to proration and will be purchased by us or our designated agent in accordance with the Acceptance Priority Level for Notes subject to the Offer. FOR MORE INFORMATION REGARDING POSSIBLE PRORATION WITH RESPECT TO A PARTICULAR SERIES OF NOTES, PLEASE REFER TO THE SECTION ENTITLED "PRORATION" IN THIS OFFER TO PURCHASE.

     Our obligation to accept and pay for Notes validly tendered pursuant to the Offer is subject to the satisfaction or waiver of the applicable conditions set forth in "Conditions to the Offer," including the Financing Condition described therein.

     If the Financing Condition and the General Conditions described under "Conditions to the Offer" are satisfied or waived by us prior to the Expiration Time, all Notes validly tendered in accordance with the procedures set forth under "Procedures for Tendering Notes," and not withdrawn in accordance with the procedures set forth under "Withdrawal of Tenders," before the Expiration Time will, upon the terms and subject to the conditions hereof, be accepted for payment by us, and we, or a designated agent, will make payments therefore on the Settlement Date, subject to proration and the Maximum Tender Amount.

     Tenders of Notes may be validly withdrawn at any time before the Withdrawal Deadline.

     In the event of a termination of the Offer, Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder.

     Subject to applicable securities laws and the terms set forth in this Offer to Purchase, we reserve the right, before the Expiration Time, (i) to waive or modify any and all conditions to the Offer, (ii) to extend or to terminate the Offer, or (iii) otherwise to amend the Offer in any respect.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Expiration Time of the Offer to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day. Without limiting the manner in which any public announcement may be made, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     For purposes of the Offer, the term "business day" means any day, other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

     If we extend the Offer, or if, for any reason, the acceptance for payment of, or the payment for, Notes is delayed, or if we are unable to accept Notes for payment pursuant to the Offer, then the Depositary may, on our behalf, retain Notes that have been tendered but not previously withdrawn, and Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described under "Withdrawal of Tenders," subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer). The rights reserved by us in this paragraph are in addition to our right to terminate the Offer as described under "Conditions to the Offer."

     There can be no assurance that we will exercise our right to extend, terminate, or amend the Offer. If, before the Expiration Time, we amend the terms of the Offer, such amendment will apply to all Notes tendered pursuant to the Offer.

     If we make a material change in the terms of, or the information concerning, the Offer, or waive any condition of the Offer that results in a material change to the circumstances of the Offer, we will disseminate additional Offer materials to the Holders and extend the Offer to the extent required by law.

     NEITHER WE, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT NOR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER NOTES IN RESPONSE TO THE OFFER.

                                    PRORATION

     If Notes subject to the Offer are validly tendered and not withdrawn such that the principal amount tendered in the Offer exceeds the Maximum Tender Amount, we will purchase Notes in accordance with the Acceptance Priority Level for the Offer (in numerical priority order with Acceptance Priority Level 1 being the highest priority) specified on the cover of this Offer to Purchase. Therefore, all Notes tendered in the Offer having a higher Acceptance Priority Level will be accepted before any tendered Notes having a lower Acceptance Priority Level are accepted. After we have accepted all Notes tendered in the Offer having a higher Acceptance Priority Level than a particular series, if the remaining portion of the Maximum Tender Amount is adequate to purchase some but not all of that particular series, we will prorate the amount of Notes that we will purchase in that series, based on the aggregate principal amount tendered in the Offer with respect to that series. In that event, Notes of any other series with a lower Acceptance Priority Level than the prorated series will not be accepted for payment.

     We intend to determine as soon as practicable after the Early Participation Payment Deadline whether, based on the amount of Notes tendered with a higher Acceptance Priority Level in the Offer, it is likely that one or more series subject to the Offer will not be accepted due to its Acceptance Priority Level, given the Maximum Tender Amount. If we determine in our sole discretion that a particular series will under no circumstances be accepted for these reasons, we intend to promptly return tendered Notes of that series to the Holders thereof.

     The following table sets forth a hypothetical example of the proration of $100 million for the Offer with respect to the Notes based on hypothetical aggregate tenders in this Offer totaling $130 million.

                                                                                     Principal          Principal
                                    Tender      Principal                              Amount           Amount Not
                                   Priority      Amount            Principal       Accepted for        Accepted for
Series                               Level     Outstanding      Amount Tendered       Purchase           Purchase
------                               -----     -----------      ---------------       --------           --------
     9 5/8% Senior Notes due 2005     1      $  80,591,000      $  55,000,000     $  55,000,000       $          0
    12 3/8% Senior Notes due 2006     2        158,205,000         30,000,000        30,000,000                  0
    12 1/2% Senior Notes due 2007     3        118,521,000         25,000,000        15,000,000         10,000,000
     9 3/4% Senior Notes due 2006     4         71,055,000         20,000,000                 0         20,000,000
                                                ----------         ----------        ----------         ----------
Total                                        $ 428,372,000      $ 130,000,000     $ 100,000,000       $ 30,000,000
                                             =============      =============     =============       ============

     In the above hypothetical example, we would accept all tendered 9 5/8% Senior Notes due 2005 and all tendered 12 3/8% Senior Notes due 2006. We would accept from each Holder of tendered 12 1/2% Senior Notes due 2007 that portion of the Holder's tendered 12 1/2% Senior Notes which is equal to the total amount of such tendered 12 1/2% Senior Notes multiplied by a fraction, the numerator of which would be equal to $15,000,000 (the principal amount for the series that we are able to purchase within the remaining Maximum Tender Amount for the Offer) and the denominator of which would be equal to $25,000,000 (the total principal amount tendered for that series), rounded downward to the nearest $1,000 principal amount. In this example, 60% of the 12 1/2% Senior Notes would be accepted for purchase due to the Acceptance Priority Level of such series, and none of the 9 3/4% Senior Notes due 2006 would be accepted for purchase.

     In the event that proration of a series of tendered Notes is required, we will determine the final proration factor as soon as practicable after the Expiration Time and will announce the results of proration by press release. Holders may obtain such information from the Information Agent and the Dealer Manager and may be able to obtain such information from their brokers after we have made the proration determination.

                  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES

     Upon the terms and subject to the conditions of the Offer and applicable law, we or a designated agent, will purchase, by accepting for payment, and will pay up to the Maximum Tender Amount, subject to proration as described under "Proration." Payment for Notes validity tendered and accepted in the Offer will be made by the deposit of the applicable Total Consideration or the applicable Tender Offer Consideration, as the case may be, together with the applicable accrued interest on the Notes being purchased, in immediately available funds with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payment from us and transmitting such payment to tendering Holders. Under no circumstances will any interest be payable on the Tender Offer Consideration or the Early Participation Payment by reason of any delay in the transmission of funds to tendering Holders.

     If a Holder's Notes are not accepted for purchase and payment pursuant to the Offer, or such Holder's tender is either received after, or withdrawn and not validly redelivered before, the Early Participation Payment Deadline, such Holder will not be entitled to receive an Early Participation Payment.

     We expressly reserve the right, in our sole discretion and subject to Rule 14e-l(c) under the Exchange Act, to delay acceptance for payment of or payment for the Notes of any series if any of the conditions to the Offer for Notes of that series have not been satisfied or waived, or in order to comply, in whole or in part, with any applicable law. See "Conditions to the Offer." In all cases, payment by the Depositary to Holders or beneficial owners of the Total Consideration or the Tender Offer Consideration, as the case may be, for Notes purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) confirmation of a book-entry transfer of such Notes into the Depositary's account at DTC pursuant to the procedures set forth under "Procedures for Tendering Notes," (ii) a properly transmitted Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, tendered Notes will be deemed to have been accepted for payment if, as and when we give oral or written notice thereof to the Depositary. Subject to the terms and conditions of the Offer, payment for Notes so accepted will be made by deposit of the Tender Offer Consideration and any Early Participation Payment with the Depositary. The Depositary will act as agent for tendering Holders for the purpose of receiving payment from us or a designated agent and then transmitting payment to or at the direction of such Holders.

     If any tendered Notes are not purchased pursuant to the Offer for any reason, such Notes will be credited to the account maintained at DTC from which such Notes were delivered, without expense, promptly after the expiration or termination of the Offer.

     Tendering Holders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Information Agent, the Depositary or us, or, except as set forth in Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of Notes pursuant to the Offer, or the Early Participation Payment.

     We reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of our affiliates, the right to purchase Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice the rights of tendering Holders to receive payment for Notes validly tendered and accepted for payment pursuant to the Offer.

                         PROCEDURES FOR TENDERING NOTES

Tender of Notes

     The tender by a Holder of Notes pursuant to one of the procedures set forth below, together with the subsequent acceptance of such tender by us, will constitute a binding agreement between such Holder and us in accordance with the terms and subject to the conditions set forth in the Offer Documents.

     Only Holders (i.e., registered holders of the Notes) are authorized to tender their Notes. The procedures by which Notes may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Notes are held. Holders who wish to transfer Notes without tendering before the Early Participation Payment Deadline and who wish to retain the benefit of the Early Participation Payment or the Tender Offer Consideration or wish to provide such benefit to a transferee should validly tender the Notes, designating the transferee as payee in the boxes marked B and/or C "Special Issuance/Delivery Instructions," as applicable, contained in the Letter of Transmittal.

     Tender of Notes Held Through a Custodian

     To effectively tender Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee, the beneficial owner thereof must instruct such custodian to tender the Notes on the beneficial owner's behalf.

     Tender of Notes Held Through DTC

     Any beneficial owner of Notes held of record by DTC or its nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner's Notes are held in DTC to execute, on such beneficial owner's behalf, a Letter of Transmittal with respect to Notes beneficially owned by such beneficial owner. To effectively tender Notes that are held through DTC, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then edit and verify the acceptance and send an Agent's Message to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

     The method of delivery of Notes and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the election and risk of the person tendering Notes and delivering Letters of Transmittal, and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary.

     Unless the Notes being tendered are deposited with the Depositary before the Early Participation Payment Deadline or the Expiration Time, as applicable (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent's Message), we may, at our option, treat such tender as defective for purposes of the right to receive the Early Participation Payment or Tender Offer Consideration, respectively. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of all other required documents.

Book-Entry Delivery Procedures

     The Depositary will establish accounts with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase at or before the Early Participation Payment Deadline or the Expiration Time, as applicable. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Notes, that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal, and that we may enforce such agreement against such participant.

Signature Guarantees

     Signatures on all Letters of Transmittal, if necessary, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a "Medallion Signature Guarantor"), unless the Notes tendered thereby are tendered (i) by a registered Holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled "Special Issuance/Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If tendered Notes are registered in the name of a person other than the signer of the Letter of Transmittal, if Notes not accepted for payment or not tendered are to be returned to a person other than the registered Holder, or if payment of the Early Participation Payment or Tender Offer Consideration is to be made to a person other than the registered Holder, then the signatures on the Letters of Transmittal accompanying the Notes must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Notwithstanding any other provision hereof, payment of the Tender Offer Consideration or the Early Participation Payment for Notes tendered and accepted for payment pursuant to the Offer will, in all cases, be made only after timely Book-Entry Confirmation of the transfer of such Notes into the Depositary's account at DTC (as described above), and timely receipt by the Depositary of a Letter of Transmittal (or manually signed facsimile thereof) with respect to such Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted Agent's Message.

U.S. Backup Tax Withholding

     To prevent U.S. backup tax withholding, each tendering Holder of Notes who is a United States person must provide the Depositary with such Holder's correct taxpayer identification number and certify that such Holder is not subject to U.S. backup tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or otherwise establishing an exemption from such backup tax withholding. Each tendering Holder who is not a United States person generally must provide the Depositary with an applicable Form W-8 certifying that such Holder is not a United States person and is not subject to U.S. backup tax withholding. For a more detailed discussion of U.S. backup tax withholding, see "Certain U.S. Federal Income Tax Consequences."

Determination of Validity

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes pursuant to any of the procedures described above will be determined by us in our sole discretion (whose determination shall be final and binding). We reserve the absolute right to reject any or all tenders of any Notes determined by us not to be in proper form or, if the acceptance for payment of such Notes may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of us, the Depositary, the Dealer Manager, the Information Agent, the Trustee nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If we waive our right to reject a defective tender of Notes, the Holder will be entitled to the Tender Offer Consideration and, if applicable, the Early Participation Payment.

                              WITHDRAWAL OF TENDERS

     Tenders of Notes may be withdrawn at any time before the Withdrawal Deadline but not thereafter. No Early Participation Payment will be paid for any Notes that are validly withdrawn on or before the Early Participation Payment Deadline. In the event of a termination of the Offer, Notes tendered pursuant to the Offer will be promptly credited to the account maintained at DTC from which such Notes were delivered.

     For a withdrawal of Notes to be effective, the notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. The withdrawal notice must:

     (1) specify the DTC Voluntary Offer Instruction (V.O.I.) Number, the name of the participant for whose account the Notes were tendered and the participant's account number at DTC to be credited with the withdrawn Notes;
     (2) contain a description (including the principal amount) of the Notes to be withdrawn; and
     (3) be submitted through ATOP by the participant in the same name as is listed on the applicable V.O.I., or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those Notes.

     If the Notes to be withdrawn have been identified to the Depositary, a notice of withdrawal is effective immediately upon receipt of a valid notice of withdrawal. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

     Withdrawal of Notes can be accomplished only in accordance with the foregoing procedures.

     Any permitted withdrawals of tenders of Notes may not be rescinded, and any Notes so withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However withdrawn Notes may again be tendered by following the procedures for tendering at or before the Expiration Time.

     Any Notes that have been tendered for purchase but which are withdrawn will be returned to the Holder thereof without cost by credit to an account maintained with DTC for the Notes as soon as practicable after withdrawal.

     All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion (whose determination shall be final and binding). Neither we, the Depositary, the Dealer

Manager, the Information Agent, the Trustee nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

                             CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, our obligation to accept for purchase, and to pay the applicable Total Consideration, Early Participation Payment, or the applicable Tender Offer Consideration, up to the Maximum Tender Amount for the Offer is subject to the condition (the "Financing Condition,") unless waived by us, that we shall have received debt financing sufficient to pay (a) the Total Consideration for tendered Notes, up to the Maximum Tender Amount and (b) fees and expenses associated with the financing and the Offer, all on terms acceptable to us in our sole discretion before or concurrently with the Expiration Time.

     Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) our right to extend and/or amend the Offer, we shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, in each event subject to Rule 14e-l(c) under the Exchange Act, and may terminate the Offer, if any of the following general conditions (the "General Conditions") have occurred:

     (1) An event or action shall have occurred or been threatened or taken, or a statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable with respect to us or the Offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, that either:

         (a) challenges the legality or validity of the Offer, or could otherwise adversely affect in any material manner the Offer, as contemplated by this Offer to Purchase; or
         (b) could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects and those of our subsidiaries, individually or taken as a whole.

     (2) We shall have determined that anything could prohibit or delay the Offer from being consummated in the manner contemplated in this Offer to Purchase or impair the anticipated benefits of the Offer.

     (3) We shall have determined that we are not, or as a result of the consummation of the Offer would not be, in compliance with the restrictions contained in all material agreements to which we or our subsidiaries are party, including our credit agreements.

     (4) There shall have occurred any of the following: (a) trading in securities generally on the Nasdaq National Market, or in the over-the-counter market, or trading in any of our securities on any exchange or in the over-the-counter market, shall have been suspended, or the settlement of such trading generally shall have been materially disrupted or minimum prices therefore shall have been established on any such exchange or such market by the SEC, by such exchange or by any other regulatory body or governmental authority, (b) a banking moratorium shall have been declared by federal or state authorities,
         (c) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States, (d) a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial or securities markets in the United States shall be such) as to make it impracticable or inadvisable to proceed with the Offer on the terms and in the manner contemplated in this Offer to Purchase, or (e) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

     (5) The Trustee with respect to any Indenture for the Notes shall have objected in any respect, or taken any action that could adversely affect the consummation of the Offer under this Offer to Purchase, or the Trustee shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Offer.

     If any of the foregoing conditions are not satisfied, we may, at any time on or before the Expiration Time:

     (1) terminate the Offer and promptly return all tendered Notes to the Holders thereof;

     (2) to the extent permitted by applicable law, modify, extend or otherwise amend the Offer and retain all Notes tendered and not withdrawn until the Expiration Time of the modified, extended or amended Offer; or

     (3) waive the unsatisfied conditions with respect to the Offer and accept all Notes of the affected series properly tendered and not previously withdrawn.

     We reserve the right, in our sole discretion, at any time and from time to time, to purchase or offer to purchase any Notes, to the extent permitted by applicable law, in the open market, in privately negotiated transactions, in one or more additional tender or exchange offers or otherwise, on terms that may or may not differ materially from the terms of the Offer with respect to any series. Any such purchase or offer to purchase will not be made except in accordance with applicable law.

     The foregoing conditions are for our sole benefit, may be asserted by us regardless of the circumstances giving rise to any such condition (including any action or inaction by us) and may be waived by us, in whole or in part, at any time and from time to time, in our sole discretion. Any determination made by us concerning an event, development or circumstance described or referred to above shall be conclusive and binding. No Notes will be accepted for payment unless all conditions to the Offer are either satisfied or waived by us prior to the Expiration Time. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right that may be asserted at any time and from time to time.

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                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following summary describes the material U.S. federal income tax consequences of the Offer. This discussion is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder's particular circumstances. The discussion deals only with Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, retirement plans, regulated investment companies, insurance companies, real estate investment trusts, brokers, dealers, traders that elect to mark-to-market, partnerships (or entities treated as partnerships for U.S. federal income tax purposes) holding Notes, or persons holding Notes as a part of a hedging, integration, conversion or constructive sale transaction or a straddle or Holders of Notes whose "functional currency" is not the U.S. dollar. The discussion below may not apply to particular series of Notes that may be sold by the Holder to us pursuant to the Offer, such as Notes issued with a fixed maturity of one year or less, Notes providing for contingent payments or Notes providing for payments in a currency other than the U.S. dollar. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, the discussion does not describe any tax consequences arising out of the laws of any local, state or foreign jurisdictions.

     Persons considering tendering Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

     As used herein, a "U.S. Holder" means a beneficial owner of a Note that is
(i) a citizen or resident of the United States, (ii) a corporation, or any entity treated as a corporation, that was created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons (as described in section 7701(a)(30) of the Code) or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A "Non-U.S. Holder" means a holder of a Note that is an individual, corporation, trust or estate and not a U.S. Holder.

Treatment of Tendering U.S. Holders
     A sale of Notes by a U.S. Holder pursuant to the Offer will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. A U.S. Holder generally will recognize capital gain or loss on the sale of a Note in an amount equal to the difference between (1) the amount of cash received for such Note, other than the portion of such amount that is properly allocable to accrued interest, which will be treated as a payment of interest for U.S. federal income tax purposes to the extent not previously included in income and will be ordinary income to the U.S. Holder, and (2) the U.S. Holder's "adjusted tax basis" for such Note at the time of sale. Generally, a U.S. Holder's adjusted tax basis for a Note will be equal to the cost of the Note to such U.S. Holder decreased by any payments received by such U.S. Holder and any amortized bond premium and increased by any amount of interest on the Notes previously taken into income by the U.S. Holder and any amounts includible in income by the U.S. Holder as market discount pursuant to an election. Capital gains of noncorporate U.S. Holders of Notes that have held their Notes for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     If less than all Notes tendered by a Holder are accepted because of the proration provisions described elsewhere herein, in determining the amount of gain or loss recognized by the Holder under the rules described above, a Holder of a Note generally will allocate ratably its adjusted tax basis in the Note between the portion of the Note sold to us and the portion of the Note retained by the Holder.

     An exception to the capital gain treatment described above may apply to a U.S. Holder that purchased a Note at a "market discount." Subject to a statutory de minimis exception, market discount is the excess of the "adjusted issue price" of such Note over the U.S. Holder's tax basis in such Note immediately after its acquisition by such U.S. Holder. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder on the sale of a Note having market discount in excess of the specified de minimis amount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant yield basis) while such Note was held by the U.S. Holder.

Early Participation Payments to U.S. Holders

     Although there is no legal authority directly on point, the Early Participation Payment may be treated for U.S. federal income tax purposes as either (i) additional consideration in exchange for the tendered Notes, in which case such amounts would be taken into account in determining the amount of gain or loss on the exchange (see "Treatment of Tendering U.S. Holders"), or (ii) separate consideration for validly tendering before the Early Participation Payment Deadline.

     Although not entirely free from doubt, a Holder should be able to treat the Early Participation Payment as additional consideration received in exchange for tendered Notes. There can be no assurance, however, that the Internal Revenue Service will not attempt to treat the receipt of the Early Participation Payments as ordinary income to the Holder.

U.S. Backup Withholding Tax

     To prevent U.S. income tax backup withholding, each tendering Holder of Notes who is a United States person must provide the Depositary with such Holder's correct taxpayer identification number and certify that such Holder is not subject to U.S. backup tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or otherwise establishing an exemption from such backup tax withholding.

Tax Considerations for Tendering Non-U.S. Holders

     To the extent a Non-U.S. Holder receives amounts attributable to interest, such payments of interest on the Notes to a Non-U.S. Holder will not be subject to U.S. federal income tax or 30% withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the stock of the Company entitled to vote, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership, (3) the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code, and (4) either (x) the Non-U.S. Holder certifies under penalties of perjury on Form W-8BEN or a suitable substitute form that it is not a "U.S. person," as defined in the Code, and provides the name and address of the beneficial owner, or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that such a statement has been received from the Non-U.S. Holder and furnishes a copy thereof. A Non-U.S. Holder may also be entitled to the benefits of an income tax treaty under which interest on Notes would be subject to a reduced rate of or exemption from the 30% withholding tax, provided a properly executed Form W-8BEN is furnished to the withholding agent. If, however, interest or gain from a sale of the Notes pursuant to the Offer is effectively connected with a Non-U.S. Holder's conduct of a United States trade or business, the Non-U.S. Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder, unless an applicable treaty provides otherwise. If interest income received with respect to the Notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification on Form W-8ECI or a suitable substitute form is provided). A foreign corporation that is a holder of a Note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

     Except as described above and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale of a Note pursuant to the Offer will not be subject to U.S. federal income or 30% withholding tax, unless:
     o such gain is U.S. trade or business income, which will be taxed as discussed above; or
     o subject to certain exceptions, the Non-U.S. Holder is an individual that holds the Note as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition.

Payment of Early Participation Payment to Non-U.S. Holders

     As discussed above, the tax treatment of the receipt of the Early Participation Payment by a Holder whose Notes are purchased pursuant to the Offer is subject to uncertainty because there are no authorities that directly address the treatment of such a payment. As a result, there is some uncertainty regarding whether amounts paid in respect of the Early Participation Payment would constitute either (i) additional consideration in exchange for the tendered Notes or (ii) separate consideration for validly tendering before the Early Participation Payment Deadline, and whether the receipt of the Early Participation Payment by a Non-U.S. Holder is subject to U.S. federal withholding tax. We intend to take the position that an Early Participation Payment is additional consideration paid in exchange for the tendered Notes, and not subject to U.S. federal withholding tax. The IRS could, however, take the position that an Early Participation Payment with respect to the Notes should be treated as separate consideration for validly tendering before the Early Participation Payment Deadline and subject to U.S. federal withholding tax. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an Early Participation Payment.

Information Reporting and Backup Withholding

     The payment of the gross proceeds from the sale of a Note pursuant to the Offer will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our paying agent have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is provided to the Internal Revenue Service.

     The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular Holders in light of their respective circumstances and income tax situations and may not apply to all series of Notes that may be sold by a Holder to us pursuant to the Offer. Holders should consult their own tax advisors as to the particular tax consequences to them of the Offer, including the effect of any federal, state, foreign or other tax laws.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we filed at the SEC's public reference facilities in Washington, D.C. For further information on the public reference rooms, please call the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     Certain information that we have filed with the SEC is "incorporated by reference" herein, which means that we are disclosing important information to you by referring you to the documents in which the information appears. The information incorporated by reference is an important part of this Offer to Purchase, and information that we may file later with the SEC will automatically update and supersede the information in this Offer to Purchase.

     The information incorporated by reference in this Offer to Purchase is contained in, and is limited to:

o        Our Annual Report on Form 10-K for the year ended December 31, 2002.

o Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2003, June 30, 2003 and September 30, 2003.

o Our Current Reports on Form 8-K filed on January 27, 2003, April 3, 2003, June 18, 2003, July 23, 2003, August 5, 2003, and October 30,
         2003.

o Pegasus Communications Corporation's Current Reports on Form 8-K filed on May 21, 2003, May 23, 2003, June 12, 2003, July 11, 2003, August 13,
         2003, August 14, 2003, August 27, 2003, November 18, 2003, November 25,
         2003, and January 8, 2004.

     We also incorporate by reference any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Expiration Date.

     You may obtain documents incorporated by reference in this Offer to Purchase at no cost by requesting them in writing from our Vice President of Communications at the following address:

                     Pegasus Satellite Communications, Inc.
                  c/o Pegasus Communications Management Company
                         225 City Line Avenue, Suite 200
                         Bala Cynwyd, Pennsylvania 19004
                   Attention: Vice President of Communications
                                 (888) 438-7488

                   THE DEALER MANAGER, THE INFORMATION AGENT,
                               AND THE DEPOSITARY

     Banc of America Securities LLC has been engaged to act as the Dealer Manager in connection with the Offer. In such capacity, the Dealer Manager may contact Holders of Notes regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer to Purchase and related materials to beneficial owners of Notes. At any given time, the Dealer Manager may trade our Notes for its own account or for the accounts of customers, and accordingly, may hold a long or short position in one or more series of the Notes.

     We have agreed to indemnify the Dealer Manager against certain liabilities, including certain liabilities under the federal securities laws. The Dealer Manager has provided in the past, and is currently providing, other investment banking and financial advisory services to the us. The Dealer Manager is also expected to provide investment banking and financial advisory services to us in connection with our new financing transactions, the proceeds of which will be used to finance the Offer. Affiliates of the Dealer Manager are lenders under our subsidiary's senior credit facility and have acted as agents with respect thereto. The Dealer Manger and its affiliates receive customary fees for such services.

     None of the Dealer Manager, the Information Agent or the Depositary assume any responsibility for the accuracy or completeness of the information concerning the Company contained in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

     Any Holder that has questions concerning the terms of the Offer may contact the Dealer Manager at its address and telephone number set forth on the back cover page of this Offer to Purchase.

     Global Bondholder Services Corporation has been appointed as Information Agent for the Offer. Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at its address and telephone number set forth on the back cover page of this Offer to Purchase. Holders of Notes may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

     Global Bondholder Services Corporation has also been appointed as Depositary for the Offer. Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address or the facsimile number set forth on the back cover page of this Offer to Purchase. Any Holder or beneficial owner that has questions concerning tender procedures or whose Notes have been mutilated, lost, stolen or destroyed should contact the Depositary at the address or the telephone number set forth on the back cover of this Offer to Purchase.

                                FEES AND EXPENSES

     We will pay the Dealer Manager, the Information Agent and the Depositary reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith. We will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of Notes.

                                  MISCELLANEOUS

     We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of Notes be accepted from or on behalf of) the beneficial owners of Notes residing in such jurisdiction.

     From time to time, we may purchase additional Notes in the open market, by redeeming such Notes pursuant to the terms of the applicable Indenture, in privately negotiated transactions, through tender offers or otherwise. Any future purchases may be on the same terms or on terms that are more or less favorable to Holders of the Notes than the terms of the Offer. Any future purchases by us will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we will choose to pursue in the future.

     No person has been authorized to give any information or make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     Neither we, the Trustee, the Dealer Manager, nor the Information Agent makes any recommendation as to whether or not Holders should tender their Notes.

                 The Exclusive Dealer Manager for the Offer is:
                         BANC OF AMERICA SECURITIES LLC
                        Attn: High Yield Special Products
                       214 North Tryon Street, 17th Floor
                               Charlotte, NC 28255
                           (888) 292-0070 (toll-free)
                            (704) 388-4813 (collect)

     Any questions or requests for assistance or additional copies of this Offer to Purchase or the Letter Transmittal may be directed to the Information Agent at the telephone number and address listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                     GLOBAL BONDHOLDER SERVICES CORPORATION

                             65 Broadway - Suite 704
                               New York, NY 10006
                             Attn: Corporate Actions

                     Banks and Brokers call: (212) 430-3774
                            Toll Free: (866) 588-8700

                        The Depositary for the Offer is:

                     GLOBAL BONDHOLDER SERVICES CORPORATION

                                  By facsimile:
                        (for Eligible Institutions Only):
                                 (212) 430-3775

                              Confirm by Telephone:
                                 (212) 430-3774

                       By Mail, Hand or Overnight Courier:
                             65 Broadway - Suite 704
                               New York, NY 10006